UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 6, 2007

Heritage Oaks Bancorp
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-05020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

545 12th Street, Paso Robles CA 93446
(Address of Principal Executive Offices) (Zip Code)

(805) 239-5200
(Registrant’s Telephone Number, Including Area Code)

________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT

The following information is being provided under Item 1.02 and Item 2.04.

 Heritage Oaks Capital Trust I, a wholly-owned subsidiary of the registrant, Heritage Oaks Bancorp, has called for redemption and will redeem on April 22,2007 (the "Redemption Date"), all of the Floating Rate Junior Subordinated Debt Securities due 2032 (the "Debentures") it holds. The redemption price will be 100% of the principal amount redeemed plus any accrued and unpaid interest as of the Redemption Date. Heritage Oaks Bancorp expects to pay $379,010.98 for the standard interest payment due April 22, 2007, plus a payment of $8,248,000 for the principal amount to be redeemed on that date. These amounts will be funded from the registrant’s general corporate reserves. Interest on the Debentures will cease to accrue on the Redemption Date. The Debentures were issued to Heritage Oaks Capital Trust I on April 10, 2002, by Heritage Oaks Bancorp. The redemption of the Debentures has triggered the mandatory redemption of the common securities and the capital securities issued by Heritage Oaks Capital Trust I. On March 2nd, 2007, Wilmington Trust Company, as Institutional Trustee for Heritage Oaks Capital Trust I, gave notice of redemption to the respective holders that the common securities and capital securities (collectively, the "Securities") will be redeemed in full on the Redemption Date at the Redemption Price, which is 100% of the principal amount of the Debentures being redeemed plus accrued and unpaid interest on such Debentures to the Redemption Date. The Redemption Price will become due and payable for each of the Securities to be redeemed and distributions will cease to accrue on the Redemption Date. In order to receive payment of the Redemption Price, the securities certificates must be presented and surrendered to the Institutional Trustee in accordance with the instructions set forth in the Notice of Redemption provided to the holders of the Securities.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

See the information provided in response to Item 1.02 herein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2007
Heritage Oaks Bancorp

By:	/s/ Margaret Torres
Margaret Torres
Chief Financial Officer